SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 3, 2004

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated Department Stores, Inc. ("Federated") dated February 3, 2004.

Item 12.	Results of Operations and Financial Condition.

On February 3, 2004, Federated issued a press release announcing Federated's sales for the fiscal quarter ended January 31, 2004, revised earnings guidance for the fiscal quarter and fiscal year ended January 31, 2004 and quarterly and annual sales and earning guidance for the fiscal year ended January 29, 2005. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains a non-GAAP financial measure of earnings excluding the effect of a one-time reduction in net deferred income tax liabilities as a result of anticipated lower effective income tax rates in the future. Management believes that providing a measure of earnings excluding the effect of this one-time tax adjustment will allow investors to more readily compare the anticipated earnings referred to in the press release to the earnings reported by Federated in past and future periods. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: February 3, 2004	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

Federated's January Same-Store Sales Up 5.5%; Company Raises 4Q Earnings Guidance, Issues Guidance for Fiscal 2004

CINCINNATI-(BUSINESS WIRE)-Feb. 3, 2004-Federated Department Stores, Inc. (NYSE:FD) (PCX:FD) today reported total sales of $814 million for the four weeks ended January 31, 2004, an increase in total sales of 5.1 percent compared to total sales of $775 million in the same period last year. On a same-store basis, Federated's January sales were up 5.5 percent. This compares to an expected range of up 1 percent to down 1 percent for the period.

For the 13-week fourth quarter, Federated's sales totaled $5.054 billion, an increase of 0.7 percent compared to total sales of $5.017 billion in the same period last year. On a same-store basis, Federated's fourth quarter sales were up 1.4 percent.

Federated's sales for fiscal 2003 totaled $15.265 billion, down 1.1 percent from total sales of $15.435 billion last year. On a same-store basis, Federated's annual sales were down 0.9 percent.

Terry J. Lundgren, Federated's chairman/ceo and president, said the company was very pleased with its January sales. "We saw improvement across all merchandise categories and all parts of the country, driven by a continued comeback in career apparel and accessories. While January is a clearance month, we believe the recent trend bodes well for the coming year," Lundgren said.

Fourth Quarter and 2004 Earnings Guidance

The company increased its fourth quarter earnings guidance to $2.25 to $2.27 a share, excluding the impact of a one-time $38 million reduction in net deferred income tax liabilities as a result of anticipated lower effective income tax rates in the future. Including the effect of this one-time tax adjustment, which will increase earnings per share in the fourth quarter of 2003 by approximately 20 cents, the company expects fourth quarter earnings of $2.45 to $2.47 a share. For the fiscal year, Federated increased its 2003 annual earnings guidance to $3.47 to $3.49 a share, excluding the effect of the tax adjustment. Including the effect of the one-time tax adjustment, annual earnings are expected to be $3.67 to $3.69 a share.

Looking ahead to fiscal 2004, Lundgren said Federated expects same-store sales for the year to increase 1.5 to 2 percent -- up 2 to 2.5 percent in the first quarter (including an expectation for February of up 2 to 3 percent), up 1 to 1.5 percent in the second quarter and up 1.5 to 2 percent in the second half of the fiscal year. Earnings per share are expected to be $3.70 to $3.80 for the year on a diluted basis, although the company expects earnings per share to be relatively flat with 2003 earnings in the first two quarters of the new fiscal year. The tax rate for 2004 is expected to be 38.4 percent.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.2 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

This release contains certain forward-looking statements that reflect current views of the financial performance and other events of Federated. The words "may," "will," "could," "expect," "plan," "anticipate," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results or outcomes could differ materially from current expectations because of a variety of factors that affect the company, including competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the SEC.

(NOTE: Federated today also issued a release regarding centralization of its home store business and another dealing with division management changes. These topics, along with January sales and 2004 earnings guidance, will be discussed during a webcast of a conference call with analysts to be held tomorrow, Wednesday, February 4th, at 10:30 a.m. Interested parties can access the webcast by logging onto Federated's corporate website at www.fds.com and registering prior to the start of the broadcast, or by dialing in at 1-800-347-3350 to listen to the broadcast in real time. The webcast will be archived for later review beginning about two hours after the conclusion of the session.)

CONTACT: Federated Department Stores, Inc. Media - Carol Sanger, 513-579-7764 Investor - Susan Robinson, 513-579-7780 www.fds.com SOURCE: Federated Department Stores, Inc.